Exhibit 99.1

ABVC Signs a Term Sheet to Earn Licensing Fees of up to $20M and Royalties of 5-12% of Net Sales

Fremont, CA (August 1, 2023) – ABVC Biopharma, Inc. (NASDAQ: ABVC), a clinical-stage biopharmaceutical company developing therapeutic solutions in oncology/hematology, neurology, and ophthalmology, today announced the signing of a legally binding term sheet with a prominent Chinese pharmaceutical company, Xinnovation Therapeutics Co., Ltd that, subject to definitive agreements, is for the exclusive licensing of ABV-1504 for Major Depressive Disorder (MDD) and ABV-1505 for Attention-Deficit/Hyperactivity Disorder in mainland China.

Under this landmark agreement, Xinnovation Therapeutics Co., Ltd will hold exclusive rights to develop, manufacture, market, and distribute our innovative drugs for MDD and ADHD in the Chinese market and shall bear the costs for clinical trials and product registration in China. The licensing deal carries a possible aggregate income of $20 million for ABVC. The term sheet outlines the key terms and conditions of the licensing agreement. The final agreement, expected to be formally signed within one year, will specify the precise licensing terms, including the schedule for milestone payments and other financial arrangements. As per the term sheet, ABVC expects to receive royalty payments ranging from 5% to 12% based on the projected annual net sales of licensed drugs in China, which we believe would bring ABVC’s revenue ~$50 million annually and ~$1 billion during the patent life of these products, if we achieve the expected amount of sales. The final agreement is subject to the satisfaction of closing conditions, and the transaction will not occur if they are not satisfied or waived within one year.

“We are delighted to embark on this partnership with Xinnovation Therapeutics Co., Ltd., which demonstrates our commitment to extending the reach of our groundbreaking therapeutics to patients in China,” said Dr. Uttam, CEO of ABVC. “By leveraging Xinnovation Therapeutics Co., Ltd’s strong presence and expertise in the Chinese market, we aim to provide new hope and improved treatment options for individuals suffering from MDD and ADHD in China.”

Since our neurology products, ABV-1504 and ABV-1505, are new botanical drugs of the extract from Polygala tenuifolia (Yuanzhi), a traditional Chinese medicine, Xinnovation will cooperate with other major pharmaceutical companies in China to grow raw materials in compliance with GAP (Good Agricultural Practices) and to manufacture the drug substance in compliance with GMP (Good Manufacturing Practices). By utilizing the vast agricultural resources and expertise available in China, we can expedite the refinement and advancement of these new drugs, paving the way for faster and more efficient global dissemination.

We believe the Company’s pipeline products have great market potential. As per the Future Market Insights report, the MDD market was valued at $11.51 billion in 2022 and is expected to reach $14.96 billion by 2032 with a CAGR of 2.8% over the forecast period.1 According to the Polaris market research report, the global ADHD treatment market was valued at $16.13 billion in 2022 and is expected to reach $32.14 billion by 2030 with a CAGR of 7.1% over the forecast period.2

[1]	https://www.futuremarketinsights.com/reports/major-depressive-disorder-treatment-market#:~:text=The%20major%20depressive%20disorder%20(MDD,US%24%2011.51%20billion%20in%202022
[2]	https://www.prnewswire.com/news-releases/global-attention-deficit-hyperactivity-disorder-adhd-market-size-projected-to-reach-usd-32-14-billion-by-2032--with-cagr-of-7-1-study-by-polaris-market-research-301729196.html#:~:text=According%20to%20the%20research%20report,Deficit%20Hyperactivity%20Disorder%20(ADHD)%3F

About ABVC BioPharma

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, theCompany intends to conduct global clinical trials through Phase III.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Tom Masterson

Email: tmasterson@allelecomms.com